Exhibit 1.1

Execution Version

JONES ENERGY HOLDINGS, LLC

JONES ENERGY FINANCE CORP.

$500,000,000

6.75% Senior Notes due 2022

Purchase Agreement

March 27, 2014

Citigroup Global Markets Inc.

As Representative of the Initial Purchasers

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

Ladies and Gentlemen:

Jones Energy Holdings, LLC, a Delaware limited liability company (“JEH LLC”), and Jones Energy Finance Corp., a Delaware corporation (“Finance Corp” and, together with JEH LLC, the “Issuers”), propose to issue and sell to the several parties named in Schedule I hereto (the “Initial Purchasers”), for whom you (the “Representative”) are acting as the sole representative, $500,000,000 principal amount of its 6.75% Senior Notes due 2022 (the “Notes”).  The Notes are to be issued under an indenture (the “Indenture”), to be dated as of the Closing Date (as defined below), between the Issuers, the Guarantors (defined below) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and will be guaranteed on an unsecured senior basis (the “Guarantees” and, together with the Notes, the “Securities”) by each of the Guarantors.  To the extent there are no additional parties listed on Schedule I other than you, the term Representative as used herein shall mean you as the Initial Purchaser, and the terms Representative and Initial Purchasers shall mean either the singular or plural as the context requires.  The use of the neuter in this Agreement shall include the feminine and masculine wherever appropriate.  Certain terms used herein are defined in Section 22 hereof.

The sale of the Securities to the Initial Purchasers will be made without registration of the Securities under the Act in reliance upon exemptions from the registration requirements of the Act.  The Securities will have the benefit of a registration rights agreement (the “Registration Rights Agreement”) to be dated as of the Closing Date, between the Issuers, the Guarantors and the Initial Purchasers, pursuant to which the Issuers and Guarantors will agree to file with the Commission (i) a registration statement under the Act relating to another series of debt securities of the Issuers and the guarantee of each Guarantor under the Indenture, each respectively with terms substantially identical to the Notes (the “Exchange Notes”) and the Guarantees (the “Exchange Guarantees”) to be offered in exchange for the Notes and the

Guarantees (the “Exchange Offer”), and (ii) to the extent required by the Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 of the Act relating to the resale by certain holders of the Securities, and in each case, to use their commercially reasonable efforts to cause such registration statement to be declared effective. The Exchange Notes and the Exchange Guarantees are herein collectively referred to as the “Exchange Securities.”

In connection with the sale of the Securities, the Issuers have prepared a preliminary offering memorandum, dated March 24, 2014 (as amended or supplemented at the date thereof, including any and all exhibits thereto and any information incorporated by reference therein, the “Preliminary Memorandum”), and a final offering memorandum, dated March, 2014 (as amended or supplemented at the Execution Time, including any and all exhibits thereto and any information incorporated by reference therein, the “Final Memorandum”).  Each of the Preliminary Memorandum and the Final Memorandum sets forth certain information concerning the Issuers and the Securities.  The Issuers hereby confirm that they have authorized the use of the Disclosure Package, the Preliminary Memorandum and the Final Memorandum, and any amendment or supplement thereto, in connection with the offer and sale of the Securities by the Initial Purchasers. Unless stated to the contrary, any references herein to the terms “amend”, “amendment” or “supplement” with respect to the Disclosure Package, the Preliminary Memorandum and the Final Memorandum shall be deemed to refer to and include any information filed under the Exchange Act subsequent to the Execution Time that is incorporated by reference therein.

Jones Energy, Inc., a corporation organized under the laws of Delaware (the “Company”), is the direct or indirect owner of each of the Issuers, Nosley Assets, LLC, a Delaware limited liability company (“Nosley”) and Jones Energy, LLC, a Texas limited liability company (“Jones LLC”).  Nosley and Jones LLC are referred to herein collectively as the “Subsidiary Guarantors” and, together with the Company, the “Guarantors.” The Issuers and the Guarantors together are sometimes collectively referred to herein as the “JEH Parties.”

1.              Representations and Warranties.  Each of the JEH Parties jointly and severally represents and warrants to, and agrees with, each Initial Purchaser as set forth below in this Section 1.

(a)         The Preliminary Memorandum, as of its date, did not, and the Disclosure Package, at the Execution Time, did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  At the Execution Time, on the Closing Date and on any settlement date, the Final Memorandum did not and will not (and any amendment or supplement thereto, at the date thereof, at the Closing Date and on any settlement date will not) contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the JEH Parties make no representation or warranty as to the information contained in or omitted from the Preliminary Memorandum or the Final Memorandum, or any amendment or supplement thereto, in reliance upon and in conformity with information furnished in writing to the Issuers by or on behalf of the Initial Purchasers through the Representative specifically for inclusion therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(b)         As of the Execution Time, (i) the Disclosure Package and (ii) each electronic road show, when taken together as a whole with the Disclosure Package, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Issuers by any Initial Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Initial Purchaser consists of the information described as such in Section 8(b) hereof.

(c)          None of the JEH Parties, any of their respective Affiliates, or any person acting on its or their behalf has, directly or indirectly, made offers or sales of any security, or solicited offers to buy, any security under circumstances that would require the registration of the Securities under the Act.

(d)         None of the JEH Parties, any of their respective Affiliates, or any person acting on its or their behalf has: (i) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities or (ii) engaged in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of the JEH Parties, their respective Affiliates and each person acting on its or their behalf has complied with the offering restrictions requirement of Regulation S.

(e)          The Securities satisfy the eligibility requirements of Rule 144A(d)(3) under the Act.

(f)           No registration under the Act of the Securities is required for the offer and sale of the Securities to or by the Initial Purchasers in the manner contemplated herein, in the Disclosure Package and the Final Memorandum.

(g)          None of the JEH Parties is, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum, each will not be, an “investment company” as defined in the Investment Company Act.

(h)         Each of the JEH Parties has not paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Issuers (except as contemplated in this Agreement).

(i)             None of the JEH Parties has taken, directly or indirectly, any action designed to or that has constituted or that might reasonably be expected to cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the Issuers to facilitate the sale or resale of the Securities.

(j)            Each of the JEH Parties has been duly organized or incorporated and is validly existing as a limited liability company or corporation, as the case may be, in good standing under the laws of the jurisdiction in which it is chartered or organized with full limited liability company or corporate power and authority, as the case may be, to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Memorandum, and is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction that requires such qualification, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(k)         The Company has an authorized capitalization as set forth in the in the Disclosure Package and the Final Memorandum under the heading “Capitalization;” all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable and are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Disclosure Package and the Final Memorandum, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock or other equity interests of the Company, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock or other equity interests of the Company, as the case may be, conforms in all material respects to the description thereof contained in the in the Disclosure Package and the Final Memorandum; the Company owns approximately 25.4% of the issued and outstanding membership interests in JEH LLC (“JEH LLC Units”); such JEH LLC Units are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Disclosure Package and the Final Memorandum, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any membership interests or other equity interest in JEH LLC, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any membership interests or other equity interests in JEH LLC, any such convertible or exchangeable securities or any such rights, warrants or options; the membership interests or other equity interests in JEH LLC, as the case may be, conform in all material respects to the description thereof contained in the Disclosure Package and the Final Memorandum; the JEH LLC Units have been duly and validly authorized and issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable, and limited to the extent set forth in JEH LLC’s organizational documents) and are owned by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, except as may exist pursuant to that certain Credit Agreement, dated as of December 31, 2009, among Jones Energy Holdings, LLC, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner, and the lenders thereto, as amended through the date hereof (the “Credit Agreement”), and that certain Second Lien Credit Agreement, dated as of December 31, 2009, among Jones Energy Holdings, LLC, as Borrower, Wells Fargo Energy Capital, Inc., as Administrative Agent, Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner, and the lenders thereto, as amended through the date hereof (the “Term Loan”); and JEH LLC owns 100% of the outstanding shares of capital stock of Finance Corp (the “Finance

Corp Shares”); such Finance Corp Shares are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the in the Disclosure Package and the Final Memorandum, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any shares of capital stock or other equity interest in Finance Corp, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any capital stock or other equity interests of Finance Corp, any such convertible or exchangeable securities or any such rights, warrants or options; the capital stock or other equity interests of Finance Corp, as the case may be, conforms in all material respects to the description thereof contained in the in the Disclosure Package and the Final Memorandum; the Finance Corp Shares have been duly and validly authorized and issued, fully paid and non-assessable and are owned by JEH LLC, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, except as may exist pursuant to the Credit Agreement and the Term Loan.

(l)             All the outstanding membership interests in each of the Subsidiary Guarantors are not subject to any pre-emptive or similar rights; except as described in or expressly contemplated by the Disclosure Package and the Final Memorandum, there are no outstanding rights (including, without limitation, pre-emptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any membership interests or other equity interest in any of the Subsidiary Guarantors or any of their respective subsidiaries, or any contract, commitment, agreement, understanding or arrangement of any kind relating to the issuance of any membership interests or other equity interests in any of the Subsidiary Guarantors or any such subsidiary, any such convertible or exchangeable securities or any such rights, warrants or options; the membership interests or other equity interests in each of the Subsidiary Guarantors, as the case may be, conform in all material respects to the description thereof contained in the Disclosure Package and the Final Memorandum; and all the outstanding membership interests or other equity interests in each of the Subsidiary Guarantors and each of their respective subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act and Sections 101.206 and 101.613 of the Texas Business Organization Code, as applicable, and limited to the extent set forth in each entity’s organizational documents) and are owned directly or indirectly by JEH LLC, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party, except as may exist pursuant to the Credit Agreement and Term Loan.

(m)     The statements in the Disclosure Package and the Final Memorandum under the headings “Certain Relationships and Related Party Transactions,” “Certain United States Federal Income Tax Considerations,” “Description of Notes,” “Business — Legal Proceedings,” “Business — Regulation of the Oil and Natural Gas Industry” and “Business — Environmental Matters and Regulation,” in each case fairly summarize the matters therein described.

(n)         The documents incorporated by reference in the Disclosure Package and the Final Memorandum at the time they were filed with the Commission (collectively, the “Incorporated Documents”) complied in all material respects with the requirements of the Exchange Act. Each such Incorporated Document, when taken together with the Disclosure Package, did not as of the Execution Time, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(o)         Each of the JEH Parties has full corporate or limited liability company right, power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Indenture, and in the case of the Issuers, the Notes and the Exchange Notes, and in the case of the Guarantors, the Guarantees and Exchange Guarantees (collectively, the “Transaction Documents”), and to perform its obligations hereunder and thereunder and all action required to be taken for due and proper authorization, execution and delivery and the consummation of the transactions has been validly taken.  Each of this Agreement and the Registration Rights Agreement has been duly authorized, executed and delivered by the JEH Parties; the Indenture has been duly authorized by the JEH Parties and, assuming due authorization, execution and delivery thereof by the Trustee, when executed and delivered by the JEH Parties, will constitute a legal, valid, binding instrument enforceable against the JEH Parties in accordance with its terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and the Securities and Exchange Securities have been duly authorized and, with respect to the Notes, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, will have been duly executed and delivered by the Issuers and will constitute the legal, valid and binding obligations of the Issuers entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity); and when the Notes have been duly issued and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers, the Guarantees will constitute the legal, valid and binding obligations of the Guarantors entitled to the benefits of the Indenture (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity).

(p)         No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the transactions contemplated herein, in the Registration Rights Agreement or in the Indenture, except (i) consents as may be required under the blue sky laws of any jurisdiction in which the Securities are offered and sold, (ii) in the case of the Registration Rights Agreement, consents as will be obtained under the Act and the Trust Indenture Act and (iii) consents that have been, or prior to the Closing Date will be, obtained.

(q)         None of the execution and delivery of this Agreement, the Registration Rights Agreement or the Indenture, the issuance and sale of the Securities, the issuance of the Exchange Securities, or the consummation of any other of the transactions herein or therein contemplated, or the fulfillment of the terms hereof or thereof will conflict with, result in a breach or violation or imposition of any lien, charge or encumbrance upon any property or assets of the JEH Parties or any of their respective subsidiaries pursuant to, (i) the charter or by-laws or comparable constituting documents of any of the JEH Parties or any of their respective subsidiaries; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which any of the JEH Parties or any of their respective subsidiaries is a party or bound or to which its or their property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over any of the JEH Parties or any of their respective subsidiaries or any of its or their properties except, in the case of clauses (ii) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below).

(r)            The historical combined financial statements (including the related notes thereto) of the Company and its consolidated subsidiaries included in the Disclosure Package and the Final Memorandum comply in all material respects with the applicable requirements of the Act and present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their cash flows for the periods specified; the statement of revenues and direct operating expenses of Sabine Mid-Continent LLC, a Delaware limited liability company, and its consolidated subsidiaries (collectively, “Sabine”) (including the related notes thereto) included in the Disclosure Package and the Final Memorandum complies in all material respects with the applicable requirements of the Act and presents fairly in all material respects the results of operations related to such interests for the period specified; all such financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis throughout the periods covered thereby, and any supporting schedules included in the Disclosure Package and the Final Memorandum present fairly in all material respects the information required to be stated therein. The pro forma financial statements included in the Disclosure Package and the Final Memorandum comply as to form in all material respects with the applicable requirements of the Act and give effect to assumptions made on a reasonable basis as set forth in the Disclosure Package and the Final Memorandum.  All disclosures contained in the Disclosure Package and the Final Memorandum regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply in all material respects with Regulation G under the Exchange Act and Item 10 of Regulation S-K of the Act, to the extent applicable.  All other financial information included in the Disclosure Package and the Final Memorandum has been derived from the accounting records of the Company, JEH LLC and their respective subsidiaries and presents fairly in all material respects the information shown thereby.

(s)           No action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any JEH Party or any of their respective subsidiaries or its or their property is pending or, to the best knowledge of each JEH Party, threatened that (i) could reasonably be expected to have a material adverse effect on the performance of this Agreement, the Indenture or the Registration Rights Agreement or the consummation of any of the transactions contemplated hereby or thereby or (ii) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), prospects, earnings, business or properties of the JEH Parties and their respective subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business (a “Material Adverse Effect”), except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(t)            The JEH Parties and their respective subsidiaries have good and marketable title in fee simple (in the case of real property) to, or have valid and marketable rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the JEH Parties and their respective subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the JEH Parties and their respective subsidiaries, (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (iii) are created under or permitted by the Credit Agreement and the Term Loan.

(u)         None of the JEH Parties or any of their respective subsidiaries is in violation or default of (i) any provision of its charter or bylaws or comparable constituting documents; (ii) the terms of any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which it is a party or bound or to which its property is subject; or (iii) any statute, law, rule, regulation, judgment, order or decree applicable to such JEH Party or subsidiary of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over such JEH Party or subsidiary or any of its properties, as applicable, except, in the case of clauses (ii) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(v)         PricewaterhouseCoopers LLP, who has certified certain financial statements of the Company, JEH LLC and their respective subsidiaries, is an independent registered public accounting firm with respect to the Company, JEH LLC and their respective subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act.  PricewaterhouseCoopers LLP, who has certified certain financial statements of Sabine is an independent registered public accounting firm with respect to the Company, JEH LLC and their respective subsidiaries within the applicable rules and regulations adopted by the Commission and the Public Company Accounting Oversight Board (United States) and as required by the Act

(w)       On and immediately after the Closing Date, each of the JEH Parties (after giving effect to the issuance and sale of the Securities, the issuance of the Guarantees and the other transactions related thereto as described in each of the Disclosure Package and Final Memorandum) will be Solvent.  As used in this paragraph, the term “Solvent” means, with respect to a particular date and entity, that on such date (i) the fair value (and present fair saleable value) of the assets of such entity is not less than the total amount required to pay the probable liability of such entity on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such entity is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance and sale of the Securities and the issuance of the Guarantees as contemplated by this Agreement, the Disclosure Package and the Final Memorandum, such entity does not have, intend to incur or believe that it will incur debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) such entity is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital; and (v) such entity is not a defendant in any civil action that would result in a judgment that such entity is or would become unable to satisfy.

(x)         Cawley Gillespie & Associates, Inc. (“CGA”), who has prepared the reserve reports and estimates of proved reserves disclosed in the Disclosure Package and the Final Memorandum, has represented to the Company and JEH LLC that they are, and the Company and JEH LLC believe them to be, independent reserve engineers with respect to the JEH Parties and their respective subsidiaries within the applicable rules and regulations adopted by the Commission and as required by the Act for the periods set forth in the Disclosure Package and the Final Memorandum.

(y)         The oil and natural gas proved reserve estimates of the Company, JEH LLC and their respective subsidiaries contained in the Disclosure Package and the Final Memorandum are derived from reports that have been prepared by CGA, and such estimates fairly reflect, in all material respects, the oil and natural gas reserves attributable to the Company, JEH LLC and their respective subsidiaries at the dates indicated therein and are prepared in accordance, in all material respects, with Commission guidelines applied on a consistent basis throughout the periods involved.

(z)          Each of the JEH Parties and their respective subsidiaries has good and defensible title to all of its oil and gas properties in each case free and clear of all liens, encumbrances and defects, except (i) such as are described in the Disclosure Package and the Final Memorandum, (ii) such as are created under or permitted by the Credit Agreement and the Term Loan, or (iii) such as do not materially interfere with the use of the properties of the JEH Parties and their respective subsidiaries taken as a whole; and all of the leases and subleases under which the JEH Parties or any of their respective subsidiaries holds or uses properties described in the Disclosure Package and the Final Memorandum are in full force and effect, with such exceptions as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and none of the JEH Parties or any of their respective subsidiaries has any notice of any material claim of any sort that has been asserted by anyone adverse to the rights of the JEH Parties or their respective subsidiaries under any of the leases or subleases mentioned above, or affecting or questioning the rights of the JEH Parties or any respective subsidiary thereof to the continued possession or use of the leased or subleased premises, except for such claims that, if successfully asserted, would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; provided however, that the enforceability of such leases and subleases, as the case may be, may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(aa)                          The JEH Parties and their respective subsidiaries have such consents, easements, rights-of-way or licenses from any person (“rights-of-way”) as are necessary to enable the JEH Parties and their respective subsidiaries to conduct their respective businesses in the manner described in the Disclosure Package and the Final Memorandum, except for such rights-of-way the failure of which to obtain would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.  The rights-of-way owned by the JEH Parties and their respective subsidiaries are subject only to such qualifications, reservations and encumbrances as may be set forth in the Disclosure Package and the Final Memorandum or as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(bb)                          The JEH Parties and their respective subsidiaries own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted, and the conduct of their respective businesses will not conflict in any material respect with any such rights of others, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. None of the JEH Parties or their respective subsidiaries has received any notice of any claim of infringement, misappropriation or conflict with any such rights of others in connection with its patents, patent rights, licenses, inventions, trademarks, service marks, trade names, copyrights and know-how, which could reasonably be expected to result in a Material Adverse Effect.

(cc)                            There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in connection with the execution and delivery of this Agreement or the issuance or sale of the Securities.

(dd)                          Each of the JEH Parties has filed all applicable tax returns that are required to be filed or has requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto)) and has paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such assessment, fine or penalty that is currently being contested in good faith or as would not have a Material Adverse Effect and except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(ee)                            Except as would not reasonably be expected to have a Material Adverse Effect, no labor problem or dispute with the employees of any of the JEH Parties or any of their respective subsidiaries exists or, to the knowledge of the JEH Parties, is threatened or imminent, and each of the JEH Parties is not aware of any existing or imminent labor disturbance by the employees of any of its or its subsidiaries’ principal suppliers, contractors or customers.

(ff)      No Guarantor is currently prohibited, directly or indirectly, from paying any dividends or distributions to the Issuers, from making any other distribution on such Guarantor’s capital stock or equity interests, from repaying to the Issuers any loans or advances to such Guarantor from the Issuers or from transferring any of such Guarantor’s property or assets to the Issuers or any other Guarantor of the Issuers, except as described in or contemplated in the Disclosure Package or the Final Memorandum (in each case, exclusive of any amendment or supplement thereto).

(gg)                            The JEH Parties and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are reasonably adequate to protect each of the JEH Parties and their respective subsidiaries and their respective businesses; all policies of insurance and fidelity or surety bonds insuring the JEH Parties or any of their respective subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the JEH Parties and their respective subsidiaries are in compliance with the terms of such policies and instruments; there are no claims by any of the JEH Parties or any of their respective subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; none of the JEH Parties or any of their respective subsidiaries has been refused any insurance coverage sought or applied for; and none of the JEH Parties or any of their respective subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(hh)                          The JEH Parties and their respective subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Disclosure Package and the Final Memorandum, except where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and except as described in the Disclosure Package and the Final Memorandum, none of the JEH Parties or any of their respective subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

(ii)          The JEH Parties maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  Except as disclosed in the Disclosure Package and the Final Memorandum, since the date of the latest audited financial statements included in the Disclosure Package and the Final Memorandum, there has been no material weakness identified in the internal control over financial reporting of the Company or JEH LLC.

(jj)        The Company and its subsidiaries maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(kk)                          There is and has been no failure on the part of the Company and any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(ll)          (i) The Company, JEH LLC and their respective subsidiaries (a) are in compliance with any and all applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees, orders and the common law relating to pollution or the protection of the environment, natural resources or human health or safety, including those relating to the generation, storage, treatment, use, handling, transportation, Release or threat of Release of Hazardous Materials (collectively, “Environmental Laws”), (b) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses, (c) have not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any Release or threat of Release of Hazardous Materials, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, (d) are not conducting or paying for, in whole or in part, any investigation, remediation or other corrective action pursuant to any Environmental Law at any location, and (e) are not a party to any order, decree or agreement that imposes any obligation or liability under any Environmental Law, and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company, JEH LLC or their respective subsidiaries, except in the case of each of (i) and (ii) above, for any such matter, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) except as described in the Disclosure Package and the Final Memorandum, (a) there are no proceedings that are pending, or that are known to be contemplated, against the Company, JEH LLC or any of their respective subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (b) the Company, JEH LLC and their respective subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws, including the Release or threat of Release of Hazardous Materials, that could reasonably be expected to have a Material Adverse Effect on the capital expenditures, earnings or competitive position of the Company, JEH LLC and their respective subsidiaries, and (c) none of the Company, JEH LLC or their respective subsidiaries anticipates material capital expenditures relating to any Environmental Laws.

(mm)                  There has been no storage, generation, transportation, use, handling, treatment, Release or threat of Release of Hazardous Materials by or caused by the Company, JEH LLC or any of their respective subsidiaries (or, to the knowledge of the Company, JEH LLC or any of their respective subsidiaries, any other entity (including any predecessor) for whose acts or omissions the Company, JEH LLC or any of their respective subsidiaries is or could reasonably be expected to be liable) at, on, under or from any property or facility now or previously owned, operated or leased by the Company, JEH LLC or any of their respective subsidiaries, or at, on, under or from any other property or facility, in violation of any Environmental Laws or in a manner or amount or to a location that could reasonably be expected to result in any liability under any Environmental Law, except for any violation or liability which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  “Hazardous Materials” means any material, chemical, substance, waste, pollutant, contaminant, compound, mixture, or constituent thereof, in any form or amount, including petroleum (including crude oil or any fraction thereof) and petroleum products, natural gas liquids, asbestos and asbestos containing materials, naturally occurring radioactive materials, brine, and drilling mud, regulated or which can give rise to liability under any Environmental Law.  “Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, or migrating in, into or through the environment, or in, into from or through any building or structure.  Except as set forth in the Disclosure Package and the Final Memorandum, none of the JEH Parties has received notice that it has been named as a “potentially responsible party” for a release of hazardous substances from a facility listed on the National Priorities List under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

(nn)                          Except, in each case, for any such matter as would not reasonably be expected to have a Material Adverse Effect, the trust forming part of each plan which is intended to be qualified under Section 401 of the Code is so qualified; none of the JEH Parties or any of their respective subsidiaries maintains or is required to contribute to a “welfare plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (“ERISA”)) which provides retiree or other post-employment welfare benefits or insurance coverage (other than “continuation coverage” (as defined in Section 602 of ERISA) and which cannot be terminated unilaterally by the JEH Parties or any of their respective subsidiaries without liability to the JEH Parties or any of their respective subsidiaries (other than liability for benefits accrued to the date of such termination pursuant to the terms of the plan); each pension plan and welfare plan (as defined in Section 3(3) of ERISA) established or maintained by the Company and/or one or more of its subsidiaries is in compliance in all material respects with the currently applicable provisions of ERISA; and none of the JEH Parties or any of their respective subsidiaries has incurred or could reasonably be expected to incur any withdrawal liability under Section 4201 of ERISA, any liability under Section 4062, 4063, or 4064 of ERISA, or any other liability under Title IV of ERISA (other than contributions to a pension plan subject to Title IV of ERISA or premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) in the ordinary course and without default).

(oo)                          The subsidiaries listed on Annex A attached hereto are the only “significant subsidiaries” of the Company (as defined in Rule 1-02 of Regulation S-X).

(pp)                          The operations of the JEH Parties and their respective subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transaction Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any of the JEH Parties or their respective subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of each of the JEH Parties, threatened.

(qq)                          Except, in each case, for any such matter as would not reasonably be expected to have a Material Adverse Effect, none of the following events has occurred or exists: (i) a failure to fulfill the obligations, if any, under the minimum funding standards of Section 302 of ERISA with respect to a Plan, determined without regard to any waiver of such obligations or extension of any amortization period; (ii) an audit or investigation by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other federal or state governmental agency or any foreign regulatory agency with respect to any Plan; (iii) any breach of any contractual obligation, or any violation of law with respect to the employment or compensation of employees by the JEH Parties or any of their respective subsidiaries.  Except, in each case, for any such matter as would not reasonably be expected to have a Material Adverse Effect, none of the following events has occurred or is reasonably likely to occur:  (i) a material increase in the aggregate amount of contributions required to be made to all Plans in the current fiscal year of the Company and its subsidiaries compared to the amount of such contributions made in the most recently completed fiscal year of the Company and its subsidiaries; or (ii) a material increase in the “accumulated post-retirement benefit obligations” (within the meaning of Statement of Financial Accounting Standards 106) of the Company and its subsidiaries compared to the amount of such obligations in the most recently completed fiscal year of the Company and its subsidiaries.  For purposes of this paragraph, the term “Plan” means a plan (within the meaning of Section 3(3) of ERISA) subject to Title IV of ERISA with respect to which any of the JEH Parties or any of their respective subsidiaries may have any liability.

(rr)        Neither the Company nor any of its subsidiaries nor, to the knowledge of each of the JEH Parties, any director, officer, manager, agent, employee or affiliate of the Company or any of its subsidiaries (i) is currently subject to any sanctions imposed by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or (ii) will, directly or indirectly, use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person in any manner that will result in a violation of any economic sanctions imposed by the United States (including any administered or enforced by OFAC, the U.S. Department of State, or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, or the United Kingdom (including sanctions administered or controlled by Her Majesty’s Treasury) (collectively, “Sanctions” and such persons, “Sanction Persons”) by, or could result in the imposition of Sanctions against, any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise).

(ss)      Neither the Company nor any of its subsidiaries nor, to the knowledge of each of the JEH Parties, any director, officer, manager, agent, employee or affiliate of the Company or any of its subsidiaries, is a person that is, or is 50% or more owned or otherwise controlled by a person that is: (i) the subject of any Sanctions; or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (currently, Cuba, Iran, North Korea, Sudan, and Syria) (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”).

(tt)        Except as has been disclosed to the Initial Purchasers or is not material to the analysis under any Sanctions, neither the Company nor any of its subsidiaries has engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding 3 years, nor does the Company or any of its subsidiaries have any plans to increase its dealings or transactions with Sanctioned Persons, or with or in Sanctioned Countries.

(uu)                          Neither the Company nor any of its subsidiaries nor, to the knowledge of each of the JEH Parties, any director, officer, manager, agent, employee or Affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that has resulted or would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and each JEH Party, their respective subsidiaries and, to the knowledge of each of the JEH Parties, its Affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(vv)                          Any statistical, demographic or market-related data included in the Disclosure Package or the Final Memorandum is based on or derived from sources that the JEH Parties believe to be reliable and accurate in all material respects and all such data included in the Disclosure Package or the Final Memorandum accurately reflects, in all material respects, the materials upon which it is based or from which it was derived.

(ww)                      Any certificate signed by any officer of the JEH Parties and delivered to the Representative or counsel for the Initial Purchasers in connection with the offering of the Securities shall be deemed a representation and warranty by such JEH Party, as to matters covered thereby, to each Initial Purchaser.

2.              Purchase and Sale.  Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Issuers agree to sell to each Initial Purchaser, and each Initial Purchaser agrees, severally and not jointly, to purchase from the Issuers, at a purchase price of 98.0% of the principal amount thereof, plus accrued interest, if any, from April 1, 2014 to the Closing Date, the principal amount of Securities set forth opposite such Initial Purchaser’s name in Schedule I hereto.

3.              Delivery and Payment.  Delivery of and payment for the Securities shall be made at 10:00 A.M., New York City time, on April 1, 2014, or at such time on such later date not more than three Business Days after the foregoing date as the Representative shall designate, which date and time may be postponed by agreement between the Representative and the Issuers or as provided in Section 9 hereof (such date and time of delivery and payment for the Securities being herein called the “Closing Date”).  Delivery of the Securities shall be made to the Representative for the respective accounts of the several Initial Purchasers against payment by the several Initial Purchasers through the Representative of the purchase price thereof to or upon the order of the Issuers by wire transfer payable in same-day funds to the account specified by the Issuers.  Delivery of the Securities shall be made through the facilities of The Depository Trust Company unless the Representative shall otherwise instruct.

4.              Offering by Initial Purchasers.  (a)  Each Initial Purchaser acknowledges that the Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Act.

(b)         Each Initial Purchaser, severally and not jointly, represents and warrants to and agrees with the Issuers that:

(i)                                     it has not offered or sold, and will not offer or sell, any Securities within the United States or to, or for the account or benefit of, U.S. persons (x) as part of their distribution at any time or (y) otherwise until 40 days after the later of the commencement of the offering and the date of the closing of the offering except:

(A)                               to those it reasonably believes to be “qualified institutional buyers” (as defined in Rule 144A under the Act) or

(B)                               in accordance with Rule 903 of Regulation S;

(ii)                                  neither it nor any person acting on its behalf has made or will make offers or sales of the Securities in the United States by means of any form of general solicitation or general advertising (within the meaning of Regulation D) in the United States;

(iii)                               in connection with each sale pursuant to Section 4(b)(i)(A), it has taken or will take reasonable steps to ensure that the purchaser of such Securities is aware that such sale may be made in reliance on Rule 144A;

(iv)                              neither it, nor any of its Affiliates nor any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities;

(v)                                 it is an “accredited investor” (as defined in Rule 501(a) of Regulation D);

(vi)                              it has complied and will comply with the offering restrictions requirement of Regulation S;

(vii)                           at or prior to the confirmation of sale of Securities (other than a sale of Securities pursuant to Section 4(b)(i)(A) of this Agreement), it shall have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the distribution compliance period (within the meaning of Regulation S) a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the date of closing of the offering, except in either case in accordance with Regulation S or Rule 144A under the Act. Additional restrictions on the offer and sale of the Securities are described in the offering memorandum for the Securities. Terms used in this paragraph have the meanings given to them by Regulation S”;

(viii)                        it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Securities, in circumstances in which Section 21(1) of the FSMA does not apply to the Issuers;

(ix)                              it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom; and

(x)                                 in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer to the public of any Securities which are the subject of the offering contemplated by this Agreement in that Relevant Member State, except that it is permitted to have made and may make an offer to the public in that Relevant Member State of any Securities at any time with effect from and including the Relevant Implementation Date under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(A)                               to legal entities which are qualified investors as defined in the Prospectus Directive;

(B)                               to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representative for any such offer;

(C)                               in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of Securities shall require the Issuers or any Initial Purchaser to publish a prospectus pursuant to Article 3 of the Prospectus

Directive.  For the purposes of this provision, the expression an “offer to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Securities to be offered so as to enable an investor to decide to purchase any Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

5.              Agreements.  The JEH Parties jointly and severally agree with each Initial Purchaser that:

(a)         The JEH Parties will furnish to each Initial Purchaser and to counsel for the Initial Purchasers, without charge, during the period referred to in Section 5(c) below, as many copies of the materials contained in the Disclosure Package and the Final Memorandum and any amendments and supplements thereto as they may reasonably request.

(b)         The JEH Parties will prepare a final term sheet, containing solely a description of final terms of the Securities and the offering thereof, in the form approved by you and attached as Schedule II hereto.

(c)          The JEH Parties will not amend or supplement the Disclosure Package or the Final Memorandum, other than by filing documents under the Exchange Act that are incorporated by reference therein, without the prior written consent of the Representative; provided, however, that prior to the completion of the distribution of the Securities by the Initial Purchasers (as defined by the Initial Purchasers), the Company and JEH LLC will not file any document under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum unless, prior to such proposed filing, the Company and JEH LLC have furnished the Representative with a copy of such document for its review and the Representative has not reasonably objected to the filing of such document.  The Company and JEH LLC will promptly advise the Representative when any document filed under the Exchange Act that is incorporated by reference in the Disclosure Package or the Final Memorandum shall have been filed with the Commission.

(d)         If at any time prior to the completion of the sale of the Securities by the Initial Purchasers (as determined by the Representative), any event occurs as a result of which the Disclosure Package or the Final Memorandum, as then amended or supplemented, would include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made or the circumstances then prevailing, not misleading, or if it should be necessary to amend or supplement the Disclosure Package or the Final Memorandum to comply with applicable law, the Issuers will promptly (i) notify the Representative of any such event; (ii) subject to the requirements of Section 5(c), prepare an amendment or supplement that will correct such statement or omission or effect such compliance; and (iii) supply any supplemented or amended Disclosure Package or Final Memorandum to the several Initial Purchasers and counsel for the Initial Purchasers without charge in such quantities as they may reasonably request.

(e)          Without the prior written consent of the Representative, the JEH Parties have not given and will not give to any prospective purchaser of the Securities any written information concerning the offering of the Securities other than materials contained in the Disclosure Package, the Final Memorandum or any other offering materials prepared by or with the prior written consent of the Representative.

(f)           The JEH Parties will arrange, if necessary, for the qualification of the Securities for sale by the Initial Purchasers under the laws of such jurisdictions as the Representative may designate (including Japan and certain provinces of Canada) and will maintain such qualifications in effect so long as required for the sale of the Securities; provided that in no event shall the JEH Parties be obligated to qualify to do business in any jurisdiction where they are not now so qualified or to take any action that would subject them to service of process in suits, other than those arising out of the offering or sale of the Securities, in any jurisdiction where they are not now so subject.  The JEH Parties will promptly advise the Representative of the receipt by the JEH Parties of any notification with respect to the suspension of the qualification of the Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose.

(g)          The JEH Parties will not, and will not permit any of their respective “affiliates” (as defined in Rule 144 under the Act), to resell any of the Securities that constitute “restricted securities” under Rule 144 that have been acquired by any of them, unless such resales are made after one year following the Closing Date in compliance with Rule 144 or pursuant to an effective registration statement.

(h)         None of the JEH Parties, their respective Affiliates, or any person acting on its or their behalf (other than the Initial Purchasers, as to whom no covenant is given) will, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of the Securities under the Act.

(i)             None of the JEH Parties, their respective Affiliates, or any person acting on its or their behalf (other than the Initial Purchasers, as to whom no covenant is given) will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities; and each of them will comply with the offering restrictions requirement of Regulation S.

(j)            None of the JEH Parties, their respective Affiliates, or any person acting on its or their behalf (other than the Initial Purchasers, as to whom no covenant is given) will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Securities in the United States.

(k)         For so long as any of the Securities are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Act, the JEH Parties, during any period in which they are not subject to and in compliance with Section 13 or 15(d) of the Exchange Act or they are not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, will provide to each holder of such restricted securities and to each prospective purchaser (as designated by such holder) of such restricted securities, upon the request of such holder or prospective purchaser, any information required to be provided by Rule 144A(d)(4) under the Act.  This covenant is intended to be for the benefit of the holders, and the prospective purchasers designated by such holders, from time to time of such restricted securities.

(l)             The JEH Parties will cooperate with the Representative and use their best efforts to permit the Securities to be eligible for clearance and settlement through The Depository Trust Company.

(m)     Each of the Securities will bear, to the extent applicable, the legend contained in “Transfer Restrictions” in the Preliminary Memorandum and the Final Memorandum for the time period and upon the other terms stated therein.

(n)         The JEH Parties will not for a period of 60 days following the Execution Time, without the prior written consent of Citigroup offer, sell, contract to sell, pledge, otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by any of the JEH Parties or any Affiliate of the JEH Parties or any person in privity with the JEH Parties or any Affiliate of the JEH Parties), directly or indirectly, or announce the offering, of any debt securities issued or guaranteed by the JEH Parties (other than the Securities).

(o)         The JEH Parties will not take, directly or indirectly, any action designed to, or that has constituted or that might reasonably be expected to, cause or result, under the Exchange Act or otherwise, in stabilization or manipulation of the price of any security of the JEH Parties to facilitate the sale or resale of the Securities.

(p)         The JEH Parties will, for a period of twelve months following the Execution Time, furnish to the Representative all reports or other communications (financial or other) generally made available to its shareholders or members, as the case may be, and deliver such reports and communications to the Representative as soon as they are available, unless such documents are furnished to or filed with the Commission or any securities exchange on which any class of securities of the JEH Parties is listed and generally made available to the public.

(q)         The JEH Parties will comply with all applicable securities and other laws, rules and regulations, including, without limitation, the Sarbanes-Oxley Act, and use their best efforts to cause the directors and officers of the JEH Parties, in their capacities as such, to comply with such laws, rules and regulations, including, without limitation, the provisions of the Sarbanes-Oxley Act.

(r)            The JEH Parties, jointly and severally, agree to pay the costs and expenses relating to the following matters:  (i) the preparation of the Indenture, the Registration Rights Agreement and the issuance of the Securities and the fees of the Trustee; (ii) the preparation, printing or reproduction of the materials contained in the Disclosure Package and the Final Memorandum and each amendment or supplement to either of them; (iii) the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of such copies of the materials contained in the Disclosure Package and the Final Memorandum, and all amendments or supplements to either of them, as may, in each case, be reasonably requested for use in connection with the offering and sale of the Securities; (iv) the issuance and delivery of the Securities; (v) any stamp or transfer taxes in connection with the original issuance and sale of the Securities; (vi) the printing (or reproduction) and delivery of this Agreement, any blue sky memorandum and all other agreements or documents printed (or reproduced) and delivered in connection with the offering of the Securities; (vii) any registration or qualification of the Securities for offer and sale under the securities or blue sky laws of the several states, Japan, the provinces of Canada and any other jurisdictions specified pursuant to Section 5(e) (including filing fees and the reasonable fees and expenses of counsel for the Initial Purchasers relating to such registration and qualification); (viii) the transportation and other expenses incurred by or on behalf of representatives of the JEH Parties in connection with presentations to prospective purchasers of the Securities; (ix) the fees and expenses of the accountants of the JEH Parties and the fees and expenses of counsel (including local and special counsel) for the JEH Parties; and (x) all other costs and expenses incident to the performance by the JEH Parties of its obligations hereunder, provided however, that the expenses related to the chartering of airplanes shall be paid 50% by the JEH Parties and 50% by the Initial Purchasers. Except as provided in this Section 5(r) and Sections 7 and 8, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of their counsel.

6.              Conditions to the Obligations of the Initial Purchasers.  The obligations of the Initial Purchasers to purchase the Securities shall be subject to the accuracy of the representations and warranties of the JEH Parties contained herein at the Execution Time and the Closing Date, to the accuracy of the statements of the JEH Parties made in any certificates pursuant to the provisions hereof, to the performance by the JEH Parties of their respective obligations hereunder and to the following additional conditions:

(a)         The Issuers shall have requested and caused Baker Botts L.L.P., counsel for the Issuers, to furnish to the Representative its opinion, dated the Closing Date and addressed to the Representative, in form and substance satisfactory to the Representative, to the effect set forth in Annex B hereto.

(b)         The Representative shall have received from Vinson & Elkins L.L.P., counsel for the Initial Purchasers, such opinion or opinions, dated the Closing Date and addressed to the Representative, with respect to the issuance and sale of the Securities, the Indenture, the Registration Rights Agreement, the Disclosure Package, the Final Memorandum (as amended or supplemented at the Closing Date) and other related matters as the Representative may reasonably require, and the JEH Parties shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.

(c)          The Issuers shall have furnished to the Representative a certificate of each of the JEH Parties, signed by (x) the Chairman of the Board, the President or Chief Executive Officer and (y) the principal financial or accounting officer of the Company, dated the Closing Date, to the effect that the signers of such certificate have carefully examined the Disclosure Package and the Final Memorandum and any supplements or amendments thereto, and this Agreement and that:

(i)                                     the representations and warranties of the JEH Parties in this Agreement are true and correct on and as of the Closing Date with the same effect as if made on the Closing Date, and each of the JEH Parties has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date; and

(ii)                                  since the date of the most recent financial statements included or incorporated by reference in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), there has been no material adverse change in the condition (financial or otherwise), prospects, earnings, business or properties of the JEH Parties and their respective subsidiaries, taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(d)         At the Execution Time and at the Closing Date, the Issuers shall have requested and caused PricewaterhouseCoopers LLP to furnish to the Representative letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representative containing statements and information of the type ordinarily included in accountants’ “comfort letters” to Initial Purchasers with respect to the financial statements and certain financial information contained in the Disclosure Package and the Final Memorandum.

(e)          At the Execution Time and at the Closing Date, the Issuers shall have requested and caused CGA to furnish to the Representative letters, dated respectively as of the Execution Time and as of the Closing Date, in form and substance satisfactory to the Representative containing statements and information of the type ordinarily included in reserve engineers’ “confirmation letters” to Initial Purchasers with respect to the reserve reports, estimates of proved reserves and other reserve information contained in the Disclosure Package and the Final Memorandum.

(f)           Subsequent to the Execution Time or, if earlier, the dates as of which information is given in the Disclosure Package (exclusive of any amendment or supplement thereto) and the Final Memorandum (exclusive of any amendment or supplement thereto), there shall not have been (i) any change or decrease specified in the letter or letters referred to in paragraphs (d) and (e) of this Section 6; or (ii) any change, or any development involving a prospective change, in or affecting the condition (financial or otherwise), prospects, earnings, business or properties of the JEH Parties and their respective subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, except as set forth in or contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto), the effect of which, in any case referred to in clause (i) or (ii) above, is, in the sole judgment of the Representative, so material and adverse as to make it impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

(g)          The Securities shall be eligible for clearance and settlement through The Depository Trust Company.

(h)         Subsequent to the Execution Time, there shall not have been any decrease in the rating of any of the Company’s or the Issuers’ debt securities by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 3(a)(62) under the Exchange Act) or any notice given of any intended or potential decrease in any such rating or of a possible change in any such rating that does not indicate the direction of the possible change.

(i)             Prior to the Closing Date, the JEH Parties shall have furnished to the Representative such further information, certificates and documents as the Representative may reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to the Representative and counsel for the Initial Purchasers, this Agreement and all obligations of the Initial Purchasers hereunder may be cancelled at, or at any time prior to, the Closing Date by the Representative.  Notice of such cancellation shall be given to the Issuers in writing or by telephone or facsimile confirmed in writing.

The documents required to be delivered by this Section 6 will be delivered at the office of Vinson & Elkins L.L.P., counsel for the Initial Purchasers, at 1001 Fannin, Suite 1500, Houston, Texas 77002, on the Closing Date.

7.              Reimbursement of Expenses.  If the sale of the Securities provided for herein is not consummated because any condition to the obligations of the Initial Purchasers set forth in Section 6 hereof is not satisfied , because of any termination pursuant to Section 10(i) hereof or because of any refusal, inability or failure on the part of the JEH Parties to perform any agreement herein or comply with any provision hereof other than by reason of a default by any of the Initial Purchasers, the JEH Parties, jointly and severally, will reimburse the Initial Purchasers severally through Citigroup on demand for all expenses (including reasonable fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Securities.

8.              Indemnification and Contribution.  (a)  Each of the JEH Parties, jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, the directors, officers, employees, Affiliates and agents of each Initial Purchaser and each person who controls any Initial Purchaser within the meaning of either the Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities or actions in respect thereof arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Disclosure Package, the Final Memorandum, any Issuer Written Information, electronic roadshow or any other written information used by or on behalf of the JEH Parties in connection with the offer or sale of the Securities, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the JEH Parties will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Memorandum or the Final Memorandum, or in any amendment thereof or supplement thereto, in reliance upon and in conformity with written information furnished to the Issuers by or on behalf of any Initial Purchaser through the Representative specifically for inclusion therein.  This indemnity agreement will be in addition to any liability that the JEH Parties may otherwise have.

(b)         Each Initial Purchaser severally, and not jointly, agrees to indemnify and hold harmless the JEH Parties, each of their respective directors, each of its officers, and each person who controls the JEH Parties within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity to each Initial Purchaser, but only with reference to written information relating to such Initial Purchaser furnished to the JEH Parties by or on behalf of such Initial Purchaser through the Representative specifically for inclusion in the Preliminary Memorandum or the Final Memorandum (or in any amendment or supplement thereto).  This indemnity agreement will be in addition to any liability that any Initial Purchaser may otherwise have.  The JEH Parties acknowledge that (i) the statements set forth in the last paragraph of the cover page regarding delivery of the Securities and (ii) under the heading “Plan of Distribution”, the information found in the 10th and 11th paragraphs in the Preliminary Memorandum and the Final Memorandum constitute the only information furnished in writing by or on behalf of the Initial Purchasers for inclusion in the Preliminary Memorandum or the Final Memorandum or in any amendment or supplement thereto.

(c)          Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraph (a) or (b) above.  The indemnifying party shall be entitled to appoint counsel (including local counsel) of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel, other than local counsel if not appointed by the indemnifying party, retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be satisfactory to the indemnified party.  Notwithstanding the indemnifying party’s election to appoint counsel (including local counsel) to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party; (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action; or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.  An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent (i) does not include an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (ii) includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

(d)         In the event that the indemnity provided in paragraph (a) or (b) of this Section 8 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the JEH Parties, jointly and severally, and the Initial Purchasers severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending any loss, claim, damage, liability or action) (collectively “Losses”) to which the JEH Parties and one or more of the Initial Purchasers may be subject in such proportion as is appropriate to reflect the relative benefits received by the JEH Parties on the one hand and by the Initial Purchasers on the other from the offering of the Securities; provided, however, that in no case shall any Initial Purchaser be responsible for any amount in excess of the purchase discount or commission applicable to the Securities purchased by such Initial Purchaser hereunder.  If the allocation provided by the immediately preceding sentence is unavailable for any reason, the JEH Parties and the Initial Purchasers severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the JEH Parties on the one hand and the Initial Purchasers on the other in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations.  Benefits received by the JEH Parties shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Initial Purchasers shall be deemed to be equal to the total purchase discounts and commissions.  Relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the JEH Parties on the one hand or the Initial Purchasers on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The JEH Parties and the Initial Purchasers agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation that does not take account of the equitable considerations referred to above (even if the Initial Purchasers were treated as one entity for such purpose).  Notwithstanding the provisions of this paragraph (d), no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  For purposes of this Section 8, each person who controls an

Initial Purchaser within the meaning of either the Act or the Exchange Act and each director, officer, employee, Affiliate and agent of an Initial Purchaser shall have the same rights to contribution as such Initial Purchaser, and each person who controls the JEH Parties within the meaning of either the Act or the Exchange Act and each officer and director of the JEH Parties shall have the same rights to contribution as the JEH Parties, subject in each case to the applicable terms and conditions of this paragraph (d).  The Initial Purchasers’ obligations to contribute pursuant to this Section 8 are several in proportion to their respective purchase obligations hereunder and not joint.

9.              Default by an Initial Purchaser.  If any one or more Initial Purchasers shall fail to purchase and pay for any of the Securities agreed to be purchased by such Initial Purchaser hereunder and such failure to purchase shall constitute a default in the performance of its or their obligations under this Agreement, the remaining Initial Purchasers shall be obligated severally to take up and pay for (in the respective proportions which the principal amount of Securities set forth opposite their names in Schedule I hereto bears to the aggregate principal amount of Securities set forth opposite the names of all the remaining Initial Purchasers) the Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase; provided, however, that in the event that the aggregate principal amount of Securities which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase shall exceed 10% of the aggregate principal amount of Securities set forth in Schedule I hereto, the remaining Initial Purchasers shall have the right to purchase all, but shall not be under any obligation to purchase any, of the Securities, and if such nondefaulting Initial Purchasers do not purchase all the Securities, this Agreement will terminate without liability to any nondefaulting Initial Purchaser or the JEH Parties.  In the event of a default by any Initial Purchaser as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding five Business Days, as the Representative shall determine in order that the required changes in the Final Memorandum or in any other documents or arrangements may be effected.  Nothing contained in this Agreement shall relieve any defaulting Initial Purchaser of its liability, if any, to the JEH Parties or any nondefaulting Initial Purchaser for damages occasioned by its default hereunder.

10.       Termination.  This Agreement shall be subject to termination in the absolute discretion of the Representative, by notice given to the Issuers prior to delivery of and payment for the Securities, if at any time prior to such time (i) trading of any securities issued or guaranteed by any of the JEH Parties shall have been suspended on any exchange or in any over-the-counter market; (ii) trading in securities generally on the New York Stock Exchange shall have been suspended or limited or minimum prices shall have been established on such exchange; (iii) a banking moratorium shall have been declared either by U.S. federal or New York State authorities; or (iv) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representative, impractical or inadvisable to proceed with the offering or delivery of the Securities as contemplated in the Disclosure Package and the Final Memorandum (exclusive of any amendment or supplement thereto).

11.       Representations and Indemnities to Survive.  The respective agreements, representations, warranties, indemnities and other statements of the JEH Parties or their respective officers and of the Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Initial Purchasers or the JEH Parties or any of the indemnified persons referred to in Section 8 hereof, and will survive delivery of and payment for the Securities.  The provisions of Sections 7 and 8 hereof shall survive the termination or cancellation of this Agreement.

12.       Notices.  All communications hereunder will be in writing and effective only on receipt, and, if sent to the Representative, will be mailed, delivered or telefaxed to the Citigroup General Counsel (fax no.:  (212) 816-7912) and confirmed to Citigroup at 388 Greenwich Street, New York, New York 10013, Attention:  General Counsel; or, if sent to the JEH Parties, will be mailed, delivered or telefaxed to the Issuers (fax no.: (512) 328-5394) and confirmed to them at 807 Las Cimas Parkway, Austin, TX 78746, attention of Robert J. Brooks.

13.       Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the indemnified persons referred to in Section 8 hereof and their respective successors, and, except as expressly set forth in Section 5(k) hereof, no other person will have any right or obligation hereunder.

14.       Integration.  This Agreement supersedes all prior agreements and understandings (whether written or oral) between the JEH Parties, or any of them, and the Initial Purchasers, or any of them, with respect to the subject matter hereof.

15.       Applicable Law.  This Agreement and any claim, controversy or dispute arising under or related to this Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

16.       Waiver of Jury Trial.  The JEH Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

17.       No Fiduciary Duty.  The JEH Parties hereby acknowledge that (a) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the JEH Parties, on the one hand, and the Initial Purchasers and any Affiliate through which it may be acting, on the other, (b) the Initial Purchasers are acting as principal and not as an agent or fiduciary of the JEH Parties and (c) the JEH Parties’ engagement of the Initial Purchasers in connection with the offering and the process leading up to the offering is as independent contractors and not in any other capacity. Furthermore, the JEH Parties agree that they are solely responsible for making their own judgments in connection with the offering (irrespective of whether any of the Initial Purchasers has advised or is currently advising any of the JEH Parties on related or other matters).  The JEH Parties agree that they will not claim that the Initial Purchasers have rendered advisory services of any nature or respect, or owe an agency, fiduciary or similar duty to the JEH Parties, in connection with such transaction or the process leading thereto.

18.       Waiver of Tax Confidentiality.  Notwithstanding anything herein to the contrary, purchasers of the Securities (and each employee, representative or other agent of a purchaser) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to the purchasers of the Securities relating to such U.S. tax treatment and U.S tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.

19.       Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

20.       Headings.  The section headings used herein are for convenience only and shall not affect the construction hereof.

21.       Compliance with USA Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Initial Purchasers are required to obtain, verify and record information that identifies their respective clients, including the JEH Parties, which information may include the name and address of their respective clients, as well as other information that will allow the Initial Purchasers to properly identify their respective clients

22.       Definitions.  The terms that follow, when used in this Agreement, shall have the meanings indicated.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Affiliate” shall have the meaning specified in Rule 501(b) of Regulation D.

“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in The City of New York.

“Citigroup” shall mean Citigroup Global Markets Inc.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission.

“Disclosure Package” shall mean (i) the Preliminary Memorandum, as amended or supplemented at the Execution Time, (ii) the final term sheet prepared pursuant to Section 5(b) hereto and in the form attached as Schedule II hereto and (iii) any Issuer Written Information.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Execution Time” means 7:15 p.m. (New York time) on March 27, 2014 (it being agreed that such time is the first time when sales of the Securities are made by the Initial Purchasers).

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Issuer Written Information” shall mean any writings in addition to the Preliminary Memorandum that the parties expressly agree in writing to treat as part of the Disclosure Package.

“organizational documents” shall mean (a) in the case of a corporation, its charter and by-laws; (b) in the case of a limited liability company, its articles of organization, certificate of formation or similar organizational documents and its operating agreement, limited liability company agreement, membership agreement or other similar agreement; and (c) in the case of any other entity, the organizational and governing documents of such entity.

“Regulation D” shall mean Regulation D under the Act.

“Regulation S” shall mean Regulation S under the Act.

“Regulation S-X” shall mean Regulation S-X under the Act.

“Trust Indenture Act” shall mean the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission promulgated thereunder.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the JEH Parties and the several Initial Purchasers.

Very truly yours,

Jones Energy Holdings, LLC

By:	/s/ Robert J. Brooks
Robert J. Brooks
Executive Vice President, Chief Financial Officer and Secretary

Jones Energy Finance Corp.

By:	/s/ Robert J. Brooks
Robert J. Brooks
Executive Vice President, Chief Financial Officer and Secretary

Jones Energy, Inc.

By:	/s/ Robert J. Brooks
Robert J. Brooks
Executive Vice President, Chief Financial Officer and Secretary

Nosley Assets, LLC

By:	/s/ Robert J. Brooks
Robert J. Brooks
Executive Vice President, Chief Financial Officer and Secretary

[Signature Page to Purchase Agreement]

Jones Energy, LLC

By:	/s/ Robert J. Brooks
Robert J. Brooks
Executive Vice President, Chief Financial Officer and Secretary

[Signature Page to Purchase Agreement]

The foregoing Agreement is hereby
confirmed and accepted as of the
date first above written.

Citigroup Global Markets Inc.

By:	/s/ Marshall Murphy
Marshall Murphy
Vice President

For itself and the other several Initial
Purchasers named in Schedule I to the
foregoing Agreement.

[Signature Page to Purchase Agreement]

SCHEDULE I

Initial Purchasers	Principal Amount of Securities to be Purchased

Citigroup Global Markets Inc.	U.S.$	130,000,000
Wells Fargo Securities, LLC	65,000,000
Barclays Capital Inc.	30,000,000
Capital One Securities, Inc.	30,000,000
Credit Agricole Securities (USA) Inc.	30,000,000
J.P. Morgan Securities LLC	30,000,000
SunTrust Robinson Humphrey, Inc.	35,000,000
TD Securities (USA) LLC	30,000,000
Mitsubishi UFJ Securities (USA), Inc.	30,000,000
Jefferies LLC	20,000,000
Morgan Stanley & Co. LLC	20,000,000
Tudor, Pickering, Holt & Co. Securities, Inc.	20,000,000
Comerica Securities, Inc.	20,000,000
Stifel, Nicolaus & Company, Incorporated	10,000,000

Total	U.S.$	500,000,000

SCHEDULE II

Jones Energy Holdings, LLC

Jones Energy Finance Corp.

PRICING TERM SHEET

$500,000,000

6.75% Senior Notes due 2022

The information in this term sheet supplements the preliminary offering memorandum, dated March 24, 2014 (the “Preliminary Memorandum”), and supersedes the information in the Preliminary Memorandum to the extent inconsistent with the information in the Preliminary Memorandum.  This term sheet is qualified in its entirety by reference to the Preliminary Memorandum.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Memorandum.

ISSUERS:	Jones Energy Holdings, LLC and Jones Energy Finance Corp.
PARENT GUARANTOR:	Jones Energy, Inc.
SUBSIDIARY GUARANTORS:	Nosley Assets, LLC and Jones Energy, LLC
SECURITY:	6.75% Senior Notes due 2022
DISTRIBUTION:	144A/Regulation S with Registration Rights as set forth in the Preliminary Memorandum
ANTICIPATED RATINGS:

B3 by Moody’s Investors Service, Inc.
B- by Standard & Poor’s Ratings Services

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

SIZE:	$500,000,000
MATURITY:	April 1, 2022
PRICE TO PUBLIC:	100%
GROSS PROCEEDS:	$500,000,000
NET PROCEEDS AFTER EXPENSES:	$489,000,000
COUPON:	6.75%
YIELD TO MATURITY:	6.75%
PAYMENT DATES:	April 1 and October 1, beginning October 1, 2014
RECORD DATES:	March 15 and September 15
SPREAD TO BENCHMARK TREASURY:	+ 450 basis points
BENCHMARK TREASURY:	U.S. Treasury 2.00% due February 28, 2021
MAKE-WHOLE:	Before the first call date at a discount rate of Treasury plus 50 basis points
OPTIONAL REDEMPTION:	Commencing April 1, 2017: 105.063% Commencing April 1, 2018: 103.375% Commencing April 1, 2019: 101.688% Commencing April 1, 2020 and thereafter: 100.000%

EQUITY CLAWBACK:	Prior to April 1, 2017, up to 35% may be redeemed at 106.75%
CHANGE OF CONTROL:	Put at 101% of principal plus accrued interest
TRADE DATE:	March 27, 2014
EXPECTED SETTLEMENT DATE:	April 1, 2014 (T+3)
DENOMINATIONS:	$2,000 and integral multiples of $1,000
RATING:CUSIP/ISIN:	144A: CUSIP: 48019T AA2 ISIN: US48019TAA25 Reg S: CUSIP: U48008 AA1 ISIN: USU48008AA10

JOINT BOOK-RUNNING MANAGERS:

Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Barclays Capital Inc., Capital One Securities, Inc., Credit Agricole Securities (USA) Inc., J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and Mitsubishi UFJ Securities (USA), Inc.

SENIOR CO-MANAGERS:	Jefferies LLC, Morgan Stanley & Co. LLC and Tudor, Pickering, Holt & Co. Securities, Inc.
CO-MANAGERS:	Comerica Securities, Inc. and Stifel, Nicolaus & Company, Incorporated

Additional Information

Offering Size

The Issuers have increased the offering of the notes from $300 million aggregate principal amount to $500 million aggregate principal amount. Corresponding changes will be made wherever applicable to the Preliminary Memorandum, including as discussed below.

Use of Proceeds

The following disclosure under “Use of Proceeds” on page 51 and each other location where it appears in the Preliminary Memorandum is amended to read as follows:

We estimate that our net proceeds from the sale of the notes in this offering will be approximately $489 million, after deducting estimated expenses and the initial purchasers’ discount. We intend to use $160 million of the net proceeds from this offering to repay all of the outstanding borrowings under our second lien term loan facility. We intend to use the remaining net proceeds from this offering to pay down borrowings under our senior secured revolving credit facility and to pay related fees and expenses.

Capitalization

The following disclosure under “Capitalization” on page 52 and each other location where it appears in the Preliminary Memorandum is amended to read as follows:

In the As Adjusted column of the Capitalization table on page 52 of the Preliminary Memorandum, Senior secured revolving credit facility is $169,000, Second lien term loan facility is $-0-, 6.75% Senior Notes due 2022 is $500,000, Total long-term debt is $669,000 and Total capitalization is $1,289,137 (all amounts in thousands).

The following disclosure under “Capitalization” on page 52 is included in footnote (2) and each other location where it appears in the Preliminary Memorandum to read as follows:

After giving effect to this offering, our borrowing base will automatically decrease by $25 million to $550 million.  As of December 31, 2013, after giving effect to this offering and the application of the net proceeds therefrom, we would have had approximately $381 million of available borrowing capacity under our senior secured revolving credit facility.

This communication is intended for the sole use of the person to whom it is provided by the sender.

These securities have not been registered under the Securities Act of 1933, as amended, and may only be sold to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

The information in this term sheet supplements the Preliminary Memorandum and supercedes the information in the Preliminary Memorandum to the extent inconsistent with the information in the Preliminary Memorandum.  This term sheet is qualified in its entirety by reference to the Preliminary Memorandum.  Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Memorandum.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

ANNEX A

Significant Subsidiaries

Jones Energy Holdings, LLC

Jones Energy Finance Corp.

Nosley Assets, LLC

Jones Energy, LLC

ANNEX B

FORM OF OPINION OF ISSUER COUNSEL

(i)                                     Assuming (i) the accuracy of the representations and warranties of the Issuers, the Guarantors and the Initial Purchasers set forth in the Agreement and (ii) the due performance and compliance by the Issuers, the Guarantors and the Initial Purchasers of their respective covenants and agreements set forth in the Agreement, (a) the offer, sale and delivery of the Securities to the Initial Purchasers and (b) the initial resale of the Securities by the Initial Purchasers, each in the manner contemplated by the Agreement and the Disclosure Package, do not require registration under the Act, provided, however, that such counsel need not express any opinion as to any subsequent reoffer or resale of any of the Securities; and it is not necessary to qualify an indenture in respect thereof under the Trust Indenture Act.

(ii)                                  Each of the JEH Parties is not and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Disclosure Package and the Final Memorandum, will not be an “investment company” as defined in the Investment Company Act.

(iii)                               Each of the JEH Parties is validly existing as a limited liability company or corporation, as the case may be, in good standing under the laws of the jurisdiction in which it is chartered or organized with full limited liability company or corporate power and authority, as the case may be, to own or lease, as the case may be, and to operate its properties and conduct its business as described in the Disclosure Package and the Final Memorandum, and is duly qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction set forth opposite its name on an annex to be attached to such counsel’s opinion.

(iv)                              The Company has an authorized capitalization as set forth in the in the Disclosure Package and the Final Memorandum under the heading “Capitalization;” all the outstanding shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable.

(v)                                 Except as described in the Disclosure Package and the Final Memorandum, there are no options, warrants, preemptive rights, rights of first refusal or other similar rights to subscribe for or to purchase, any equity securities of the Company, in each case pursuant to the Company’s Amended and Restated Certificate of Incorporation, as amended to date, the Company’s Amended and Restated Bylaws, as amended to date, or any other any agreement or other instrument filed or incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 or any applicable Current Report on Form 8-K filed with the Commission after the date of such Annual Report (the “Filed Agreements”).

(vi)                              The Company owns 25.4% of the issued and outstanding membership interests in JEH LLC (“JEH LLC Units”); the JEH LLC Units have been duly and validly authorized and issued, fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act, as applicable, and limited to the extent set forth in JEH LLC’s organizational documents) and are owned by the Company, free and clear of any lien, charge, encumbrance or security interest (each, a “Lien”) in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming the Company as the debtor is on file in the office of the Secretary of State of the State of Delaware, other than those Liens that may exist pursuant to that certain Credit Agreement, dated as of December 31, 2009, among Jones Energy Holdings, LLC, as Borrower, Wells Fargo Bank, N.A., as Administrative Agent, Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner, and the lenders thereto, as amended through the date hereof (the “Credit Agreement”), and that certain Second Lien Credit Agreement, dated as of December 31, 2009, among Jones Energy Holdings, LLC, as Borrower, Wells Fargo Energy Capital, Inc., as Administrative Agent, Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner, and the lenders thereto, as amended through the date hereof (the “Term Loan”).

(vii)                           JEH LLC owns 100% of the outstanding shares of capital stock of Finance Corp (the “Finance Corp Shares”); the Finance Corp Shares have been duly and validly authorized and issued, fully paid and non-assessable and are owned by JEH LLC, free and clear of any Lien in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming JEH LLC as the debtor is on file in the office of the Secretary of State of the State of Delaware, other than those Liens that may exist pursuant to the Credit Agreement or the Term Loan.

(viii)                        All the outstanding membership interests or other equity interests in each of the Subsidiary Guarantors and each of their respective subsidiaries have been duly and validly authorized and issued, are fully paid and non-assessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act and Sections 101.206 and 101.613 of the Texas Business Organization Code, as applicable, and limited to the extent set forth in each entity’s organizational documents) and are owned directly or indirectly by JEH LLC, free and clear of any Lien in respect of which a financing statement under the Uniform Commercial Code of the State of Delaware naming JEH LLC as the debtor is on file in the office of the Secretary of State of the State of Delaware, other than those Liens that may exist pursuant to the Credit Agreement or the Term Loan.

(ix)                              Each of the JEH Parties has all requisite corporate or limited liability company power and authority to execute and deliver each of the Transaction Documents to which it is a party and to perform its obligations thereunder; and all corporate or limited liability company action required to be taken for the due and proper authorization, execution and delivery by the JEH Parties of the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated thereby has been validly taken.

(x)                                 The statements in the Disclosure Package and the Final Memorandum under the heading “Description of Notes,” insofar as they constitute descriptions of agreements or refer to statements of law or legal conclusions, are accurate in all material respects.  The Indenture, the Notes, the Guarantees and the Registration Rights Agreement conform in all material respects to the descriptions thereof in the Disclosure Package and the Final Memorandum.

(xi)                              The statements in the Disclosure Package and the Final Memorandum under the heading “Certain United States Federal Income Tax Considerations”, insofar as such statements purport to constitute summaries of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the materials described therein in all material respects.

(xii)                           None of the execution, delivery and performance of this Agreement, the Registration Rights Agreement or the Indenture, the issuance and sale of the Securities, the issuance of the Exchange Securities, or the consummation of any other of the transactions herein or therein contemplated, will (A) conflict with, result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than Liens created under the Credit Agreement) upon any property or assets of the JEH Parties or any of their respective subsidiaries under any Filed Agreements, (B) constitute a violation of the provisions of the agreement of bylaws, limited partnership agreement, limited liability company agreement or other organizational documents of any of the JEH Parties; or (C) result in a violation of the Delaware LP Act, the Delaware LLC Act, the Delaware General Corporation Law, the laws of the State of Texas or the federal laws of the United States of America applicable to any of the JEH Parties, except, in the case of clauses (A) and (C) above, for such conflict, breach, violation, default or Lien that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect, and except with respect to clause (C), for federal or state securities laws or anti-fraud laws.

(xiii)                        The Purchase Agreement has been duly authorized, executed and delivered by each of the JEH Parties party thereto.

(xiv)                       The Registration Rights Agreement has been duly authorized, executed and delivered by each of the JEH Parties, and (assuming the due authorization, execution and delivery thereof by the Initial Purchasers) is a valid and legally binding agreement of each of the JEH Parties, enforceable against each of them in accordance with its terms; provided that the enforceability thereof is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting the rights and remedies of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing (the “Enforceability Exceptions”);

(xv)                          The Indenture has been duly authorized, executed and delivered by each of the JEH Parties, and (assuming the due authorization, execution and delivery thereof by the Trustee) is a valid and legally binding agreement of each of the JEH Parties, enforceable against each of them in accordance with its terms; provided that the enforceability thereof is subject to the Enforceability Exceptions;

(xvi)                       The Notes have been duly authorized and validly executed by each of the Issuers. When the Notes have been duly authenticated by the Trustee in the manner provided for in the Indenture and delivered to and paid for by the Initial Purchasers under this Agreement, and assuming the due authorization, execution and delivery of the Indenture by the Trustee, will constitute the legal, valid and binding obligations of the Issuers, enforceable against them in accordance with their respective terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

(xvii)                    The Guarantees have been duly authorized by each of the Guarantors.  When the Notes have been duly issued and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers under this Agreement, and assuming the due authorization, execution and delivery of the Indenture by the Trustee, the Guarantees will constitute the legal, valid and binding obligations of the Guarantors enforceable against them in accordance with their respective terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

(xviii)                 The Exchange Notes, when duly executed, authenticated, issued and delivered as contemplated by the Registration Rights Agreement and the Indenture, and assuming the due authorization, execution and delivery of (A) the Indenture by the Trustee and (B) the Registration Rights Agreement by the Initial Purchasers, will be duly and validly issued and outstanding and will constitute the legal, valid and binding obligations of the Issuers, enforceable against them in accordance with their respective terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

(xix)                       The Exchange Guarantees have been duly authorized by each of the Guarantors.  When the Exchange Notes have been duly issued and authenticated in accordance with the provisions of the Indenture and delivered as provided in the Registration Rights Agreement and the Indenture, and assuming the due authorization, execution and delivery of (A) the Indenture by the Trustee and (B) the Registration Rights Agreement by the Initial Purchasers, the Exchange Guarantees will constitute the legal, valid and binding obligations of the Guarantors enforceable against them in accordance with their respective terms, except as enforcement thereof may be limited by the Enforceability Exceptions.

(xx)                          No consent, approval, authorization, filing with or order of any Delaware, Texas, New York or federal court or governmental agency or body having jurisdiction over any of the JEH Parties under the Delaware General Corporation Law, the Delaware LLC Act, the laws of the State of Texas, the laws of the State of New York or federal law is required in connection with the due execution and delivery of this Agreement, the Registration Rights Agreement or the Indenture or the issuance and sale of the Securities by the Issuers and the Guarantors and the performance by the Issuers and the Guarantors of their respective obligations thereunder, subject to the Enforceability Exceptions, except (i) such as may be required under applicable states securities or “Blue Sky” laws, as to which we express no opinion, (ii) with respect to the Exchange Securities, as may be required under the Securities Act and applicable state securities or “Blue Sky” laws as contemplated by the Registration Rights Agreement, as to which we express no opinion, (iii) with respect to the Trustee and the Indenture in respect of the Exchange Securities, as may be required under the Trust Indenture Act, as to which we express no opinion or (iv) for such consents that have been obtained or made.

In addition, such counsel shall state that it has participated in conferences with officers and other representatives of the Issuers and the Guarantors, representatives of the independent auditors of the JEH Parties, representatives of the independent reserve engineers of the JEH Parties and the JEH Parties’ representatives, at which the contents of the Disclosure Package and the Final Memorandum and related matters were discussed.  Although such counsel has not independently verified, is not passing upon, and is not assuming any responsibility for or expressing any opinion regarding the accuracy, completeness or fairness of the statements contained in, the Disclosure Package and the Final Memorandum (except to the extent specified in paragraphs (x) and (xi) above), based on the foregoing in the course of acting as counsel to the Issuers and the Guarantors in this transaction (and relying as to materiality as to factual matters on officers, employees and other representatives of the Issuers and the Guarantors), no facts have come to such counsel’s attention that have caused such counsel to believe that:

•                            the Disclosure Package, as of the Execution Time, included an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

•                            the Final Memorandum, as of its date and as of the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

it being understood that in each case we have not been asked to, and do not, express any belief with respect to (a) the financial statements and schedules or other financial or accounting information contained or included or incorporated by reference therein or omitted therefrom, (b) the summary reserve report of the independent reserve engineer and reserve information contained or included or incorporated by reference therein or omitted therefrom or (c) representations and warranties and other statements of fact contained in the exhibits to documents incorporated by reference therein.

In rendering such opinion, such counsel may (i) rely in respect of matters of fact upon certificates of officers and employees of the Company and the Issuers and upon information obtained from public officials, (ii) assume that all documents submitted to such counsel as originals are authentic, that all copies submitted to such counsel conform to the originals thereof, and that the signatures on all documents examined by such counsel are genuine, (iii) state that its opinion is limited to matters governed by federal law, the laws of the State of New York, the Texas Limited Liability Company Act, the Delaware General Corporation Law and the Delaware LLC Act, (iv) with respect to the opinions expressed as to the good standing or due qualification or registration as a foreign corporation or limited liability company, as the case may be, of the JEH Parties and each of their respective subsidiaries, state that such opinions are based upon certificates of good standing provided by the Secretary of State of the state of formation and certificates of foreign qualification or registration provided by the Secretary of State of the states listed on an annex to be attached to such counsel’s opinion (each of which shall be dated as of a date not more than fourteen days prior to the Closing Date and shall be provided to counsel to the Initial Purchasers), (v) state that they express no opinion with respect to (A) any permits to own or operate any real or personal property or (B) state or local taxes or tax statutes to which any of the members of JEH Parties may be subject; and (vi) with respect to the opinions expressed in paragraphs (vi), (vii) and (viii) relating to the existence of any lien for which a financing statement under the Uniform Commercial Code is on file, rely solely upon such counsel’s review of reports, dated as of recent dates, prepared by CT Lien Solutions, a Wolters Kluwer Company, purporting to describe all financing statements on file as of the dates thereof in the office of the Secretary of State of the State of Delaware, naming any of the JEH Parties as debtor.